UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2022

LMP Automotive Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-236260	82-3829328
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

500 East Broward Blvd., Suite 1900, Ft. Lauderdale, Florida	33394
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 895-0352

N/A

Former name or former address, if changed since last report

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LMPX	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2022, LMP Automotive Holdings, Inc. and its subsidiaries (collectively, the “Company”), entered into multiple Asset Purchase Agreements (collectively, the “Agreements”) by and between subsidiaries of the Company and subsidiaries of Atlantic Coast Automotive, Inc. (the “Buyer”). Under the terms of the Agreements, the Company will sell its Kia dealerships in Port Charlotte, FL, Cape Coral, FL and Beckley, WV, its Subaru dealership in Beckley, WW, its Chevrolet dealership in Beckley, WV and its General Motors dealership in Beckley, WV and associated real estate holdings, where applicable, to subsidiaries of the Buyer (the “Atlantic Sale”) and receive aggregate cash proceeds of $133.0 million (the “Purchase Price”). The Atlantic Sale constitutes a sale of substantially all of the Company’s assets to the Buyer and will be effective on a date that is no later than October 31, 2022 (the “Closing Date Deadline”).

Currently, the Company anticipates the closing of the Atlantic Sale will occur in October of this year, subject to the terms of the Agreements and numerous conditions precedent to Closing including but not limited to regulatory approval including under the Hart-Scott Rodino Antitrust Act. The actual timing may vary materially based on various factors including the approval by holders of a majority of the issued and outstanding common stock and the receipt and satisfaction of other closing conditions listed in the Agreements.

 The Agreements, among other things, provide for the following:

●	The Company will sell all of its right, title and interest in the Assets, as that term is defined in the Agreements, to the Buyer.

●	The Purchase Price for the Assets to be sold to the Buyer is $133.0 million in the aggregate.

●	The Agreements may be terminated at any time before the completion of the Atlantic Sale by (i) mutual written consent of the parties, (ii) by the Company or the Buyer if there has been a breach by a party of its representations, warranties or covenants that is not timely cured within days of notice to the counterparty, (iii) by either party in the event the counterparty’s conditions precedent to closing are not satisfied before October 31, 2022, or (iv) by either party in the event the closing of the Atlantic Sale has not occurred by the Closing Date Deadline.

●	The Company and the Buyer have generally agreed to mutual indemnification for certain losses incurred in connection with the transactions contemplated by the Agreements and its ancillary documents.

●	In connection with the Agreements, the parties thereto will enter into an escrow agreement pursuant to which $2.5 million of the proceeds from the Atlantic Sale will be held in escrow for the purpose of settling potential post-closing claims under the indemnification provisions of the agreements. One-half of the funds will be released from escrow on August 1, 2023 and the remaining funds will be released on August 1, 2024.

●	In the event that the Company fails to obtain the approvals necessary to consummate the transaction, the Buyer will be entitled to receive from the Buyer a breakup fee equal to the reasonable costs and expenses incurred by the Buyer in connection with the Atlantic Sale.

●	The Atlantic Sale is also conditioned on numerous third party consents and regulatory approvals.

●	The Atlantic Sale is subject to standard closing conditions and covenants.

In connection with the Atlantic Sale, as well as the previously announced sale of the Company’s Jeep Dodge Ram Dealership in White Plains, New York for a purchase price of $15.8 million, the Company intends to hold a Special Meeting of Stockholders (the “Special Meeting”) pursuant to which it will ask its stockholders to approve a plan of liquidation pursuant to which the Company will sell substantially all of its assets, wind up and terminate the business of the Company, and distribute its remaining assets (the “Plan of Liquidation”) in accordance with the terms of the Plan of Liquidation. The date and time of the Special Meeting will be announced at a later date.

The Agreements contain representations, warranties and covenants by the parties and other factual information about the Company, the Buyer and their respective businesses or operations. The representations, warranties covenants and other factual statements: (i) have been made solely for the benefit of the other party or parties to such agreements and amendments; (ii) were made only as of the date of such agreements and amendments or such other date(s) as expressly set forth in such agreements or amendments and are subject to more recent developments, which may not be fully reflected in our public disclosure; (iii) may have been subject to qualifications with respect to materiality, knowledge and other matters, which qualifications modify, qualify and create exceptions to the representations, warranties and covenants in the agreements or amendments; (iv) may be qualified by disclosures made to such other party or parties in connection with signing such agreements or amendments, which disclosures contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants in such agreements or amendments; (v) have been made to reflect the allocation of risk among the parties to such agreements or amendments rather than establishing matters as facts; and (vi) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations, warranties, covenants, and statements of fact should not be relied upon by investors as they may not describe the Company’s actual state of affairs as of August 5, 2022 or as of the date of filing this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Interim CFO Appointment

On August 5, 2022, the Company’s Board of Directors appointed Sam Tawfik, in addition to his role as Chief Executive Officer, as the Company’s interim Chief Financial Officer. In connection with the additional responsibility, Mr. Tawfik’s annual base compensation will be increased by $360,000, which amount is equal to the base annual compensation paid to the Company’s previous Chief Financial Officer. Mr. Tawfik’s annual base compensation will now be $660,000. Mr. Tawfik was not granted any additional options to purchase the Company’s common stock in connection with this increase in compensation.

Liquidation Bonus to COO

On August 5, 2022, in connection with the Atlantic Sale, the Company’s Board of Directors approved a modification to the compensation of Richard Aldahan, the Company’s Chief Operating Officer. In addition to his annual base compensation of $300,000, Mr. Aldahan will now be eligible to receive upon (i) the consummation of the sales of each of the Company’s dealerships, (ii) the completion of the financial accounting for the fiscal year ended December 31, 2022 and (iii) the completion of any necessary administrative or managerial tasks associated with the liquidation of the Company, a one-time bonus payment of $400,000 (the “Liquidation Bonus”).

Item 8.01 Other Events

Liquidation of the Company

As soon as practicable after the Closing Date, the Company, after satisfaction of all debt and other third party obligations, intends to pay a liquidating distribution to the holders of its outstanding common stock. Thereafter, the Company will be dissolved in accordance with the laws of the State of Delaware.

Press Release

On August 5, 2022 the Company issued a press release regarding the entry into the Agreements, a copy of which is attached as an Exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits.

Pursuant to the rules and regulations of the SEC, the Company has filed the Agreements and the press release as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 99.1, respectively, to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Dealership Purchase Agreement (LMP Port Charlotte) *
10.2	Dealership Purchase Agreement (LMP Cape Coral) *
10.3	Dealership Purchase Agreement (LMP Beckley HK) *
10.4	Dealership Purchase Agreement (LMP Beckley HS) *
10.5	Dealership Purchase Agreement (LMP Beckley KCC) *
10.6	Dealership Purchase Agreement (LMP Beckley BAM) *
10.7	Real Estate Purchase and Sale Agreement (LMP Beckley KCC and LMP Beckley BAM) *
10.8	Real Estate Purchase and Sale Agreement (LMP Port Charlotte) *
10.9	Real Estate Purchase and Sale Agreement (LMP Cape Coral) *
99.1	Press Release dated August 5, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission (“SEC”).

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company or any successor entity of the transaction and include statements concerning the expected timing of closing the transaction. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the Atlantic Sale, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreements, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, and (v) risks that the transaction disrupts current plans and operations of the Company. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It

A full description of the terms of the Atlantic Sale and the plan of liquidation will be provided in proxy statement to be filed with the Securities and Exchange Commission (“SEC”) by the Company that will include a proxy statement with respect to the stockholder meeting of the Company to vote on a plan of liquidation. The Company urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement, as well as other documents filed with the SEC, because these documents will contain important information about the Company, the Atlantic Sale and the plan of liquidation. The definitive proxy statement will be mailed to stockholders of the Company as of a record date to be established for voting on the plan of liquidation. Once available, stockholders will also be able to obtain a copy of the proxy statement, and other documents filed with the SEC without charge by directing a request to: 500 East Broward Boulevard, Suite 1900 Fort Lauderdale, FL 33394, or via email at investors@lmpah.com. The preliminary and definitive proxy statement can also be obtained, without charge, at the SEC’s website (www.sec.gov).

No Offer or Solicitation

This Current Report on Form 8-K does not constitute an offer or invitation for the sale or purchase of securities, assets or the business described herein or a commitment to the Company, nor is it a solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the Atlantic Sale, the plan of liquidation or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

The Company, and its respective directors and executive officers, may be deemed participants in the solicitation of proxies of the Company’s stockholders in respect of the plan of liquidation. Information about the directors and executive officers of the Company is set forth in the Company’s filings with the SEC. Additional information regarding the identity of all potential participants in the solicitation of proxies to the Company’s stockholders in connection with the Atlantic Sale and plan of liquidation and other matters to be voted upon at the special meeting, and their direct and indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement, when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LMP AUTOMOTIVE HOLDINGS, INC.

August 10, 2022	By:	/s/ Sam Tawfik
	Name:	Sam Tawfik
	Title:	Chief Executive Officer

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